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                                                                   EXHIBIT 10(L)





                            SUMMARY PLAN DESCRIPTION


                            LONG-TERM INCENTIVE PLAN


                             THE BFGOODRICH COMPANY








                                   MARCH, 1999


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                            SUMMARY PLAN DESCRIPTION


                       BFGOODRICH LONG-TERM INCENTIVE PLAN


             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
            SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES
                                  ACT OF 1933.

The Long-Term Incentive Plan is designed to provide long-term incentive compensation to key executives who are in positions to influence the performance of the Company, and thereby enhance shareholder value over time. The Plan provides a significant additional financial opportunity and complements other parts of the Company's total compensation program for executives (base salary, Management Incentive Program, stock options and benefits).

The following is a summary of the main provisions of the Long-Term Incentive Plan. The official and controlling provisions of the Plan are contained in the text of the Stock Option Plan and the Long-Term Incentive Plan. In case of any discrepancies, the Plan documents will govern. In this summary, BFGoodrich is referred to as the "Company", and the Long-Term Incentive Plan is referred to as the "LTIP" or the "Plan".

The benefits described in this summary have been structured to be in compliance with current tax law. Any change in legislation or the interpretation of tax laws which affect the tax nature of the benefits provided may necessitate revisions in the Plan.

The Company reserves the right to amend, modify, suspend or partially or completely terminate the Plan at any time.



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PLAN OVERVIEW

- Participation in the LTIP will be approved by the Compensation Committee of the Board of Directors.

- The LTIP will provide for annual grants of Performance Shares with three-year overlapping cycles. Every year, a separate three-year performance cycle will begin.

- At the beginning of each three-year cycle, a grant of Performance Shares will be made to each participant. Grants will be credited as phantom Performance Shares in a book account for each participant. Each phantom Performance Share will be equivalent to one share of BFGoodrich common stock.

- The Compensation Committee of the Board of Directors will establish a consolidated Company goal based on average ROE over each three-year cycle. All LTIP participants will be measured against the same ROE goal which will reflect consolidated Company results. No separate goals will be set for operating segment participants.

- During the Plan cycle, dividend equivalents will be accrued on all phantom Performance Shares. Such dividend equivalents will be credited to each participant's account in the form of additional phantom Performance Shares at the same time and in the same amount as actual dividend payments on BFGoodrich common stock.

- Participants will be entitled to a payout of shares at the end of each Plan cycle only if a threshold performance standard is met. The number of shares to be received free of further restrictions will range from 50% to 200% of the total phantom Performance Share account (including shares credited through dividend equivalents), based on attainment against goals set by the Committee.

- Payments from the Plan, if any, at the end of the Plan cycle, will be made in actual shares of BFG common stock, less the number of shares to satisfy applicable withholding taxes.

- Participants may elect to defer all or a portion of their award until termination of employment as described in the Performance Share Deferred Compensation Plan.



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-    The Compensation Committee of the Board of Directors retains the right in its sole discretion to reduce any award which would otherwise be payable, unless there has been a Change in Control, as defined in the Stock Option Plan. However, an Agreement and Plan of Merger with Coltec Industries Inc was made prior to the release of this grant. As it relates to this LTIP grant (but not to any prior grants), the approval of the merger shall not constitute a change of control and the shares shall not become immediately payable.


PLAN PROVISIONS

ELIGIBILITY

Eligibility to participate in the LTIP will be determined by the Compensation Committee of the Board of Directors.


AWARD GRANTS

The LTIP rewards financial performance for three-year overlapping cycles. Every year, a separate three-year performance cycle will begin.

At the beginning of each three-year cycle, a grant of Performance Shares will be made to each participant. Grants will be credited as phantom Performance Shares in a book account for each participant. Each phantom Performance Share will be equivalent to one share of BFGoodrich common stock.

The Company will maintain a phantom Performance Share account for each participant for each separate three-year cycle. The account will be used solely for record keeping purposes. No actual BFGoodrich common shares will be registered in participants' names.


DIVIDENDS

Dividend equivalents will be accrued on all phantom Performance Shares in each participant's account for each Plan cycle. Such dividend equivalents will be credited to each participant's account in the form of additional phantom Performance Shares at the same time and in the same amount as actual dividend payments on BFGoodrich common stock.



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PERFORMANCE GOALS

The performance goal used to determine the number of Performance Shares earned by each participant at the end of each Plan cycle will be based on average return on equity (ROE) over each three-year cycle. The Compensation Committee of the Board of Directors will establish a consolidated Company goal for each three-year cycle. All LTIP participants will be measured against the same ROE goal which will reflect consolidated Company results.


PLAN PAYOUTS

Payments from the Plan, if any, at the end of the Plan cycle, will be made in actual shares of BFG common stock, less the number of shares to satisfy applicable withholding taxes.

At the end of each three-year cycle, if a participant is still employed by the Company, he or she will receive a payment from the Plan after the Compensation Committee determines the final payout based upon specific financial performance goals established for participants.

Participants will be entitled to a payout of shares at the end of each Plan cycle only if a threshold performance standard is met. If threshold performance is achieved, the number of shares to be received free of further restrictions will range from 50% to 200% of a participant's total phantom Performance Share account (including shares credited through dividend equivalents) for that Plan cycle, based on attainment against goals set by the Committee.


TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, RETIREMENT

If a participant becomes totally disabled under the Company's Long-Term Disability Plan, or retires (or is deemed to retire) under the Company's Retirement Program for Salaried Employees during a Plan cycle, the participant will receive a pro rata payout at the end of the Plan cycle, based upon the time portion of the cycle during which he or she was employed. The actual payout will not occur until after the end of the three-year cycle, at which time the financial performance for the entire three-year cycle will be used to determine the size of the award in that event.

If a participant dies during a Plan cycle, the participant will receive a pro rata payout of the shares originally awarded to him or her, including a pro rata payout



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of dividends credited to the participant's account, based upon financial results calculated for the portion of the cycle through the end of the fiscal quarter following the participant's death.


OTHER TERMINATION OF EMPLOYMENT

If a participant terminates employment prior to the end of a Plan cycle for reasons other than death, disability or retirement, he or she will forfeit all Performance Shares, unless the Compensation Committee determines otherwise.


NEW HIRES OR PROMOTIONS INTO ELIGIBLE POSITIONS

Participants will become eligible for participation in the Plan at their new position level beginning with the Plan cycle which begins on the January 1 immediately following their hire or promotion date. No new Performance Share awards or adjustments to Performance Share awards for Plan cycles that commenced prior to a participant's hire or promotion date will be made.


CHANGE IN CONTROL

Generally, participants will not receive a payout under the Plan until the end of a three-year Plan cycle. An exception will occur, however, if there is a Change in Control of the Company. A Change in Control is defined in the Stock Option Plan. The effect of a Change in Control on a participant's ability to receive Performance Shares is described in the Long-Term Incentive Plan. Generally, that Plan provides that, as of the date of the Change in Control, a participant will become entitled to a prorated portion of the shares originally awarded to him or her, based upon financial performance for the portion of the cycle which ends on the date of the Change in Control. A participant's entitlement to additional shares will be based upon financial performance for the portion of the three-year cycle which occurs after the Change in Control.

At the time the Compensation Committee made this grant, the Agreement and Plan of Merger dated as of November 22, 1998 among The B.F.Goodrich Company, Runway Acquisition Corporation and Coltec Industries Inc ("Coltec") had been executed, and provided that, subject to certain conditions, Coltec would become a wholly-owned subsidiary of the Company and the existing shareholders of Coltec would receive shares of Company stock which will constitute approximately one-third of the outstanding shares of the Company following the merger. Approval by the Company's shareholders of the issuance



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of the Company shares in connection with this transaction (the "Approval") would constitute a change in control under the Plan. It is agreed that for the purposes of this long-term incentive plan grant (but not for any prior grants), the Approval shall not constitute a change in control and the shares granted hereby shall not become immediately payable upon the Approval.


DEFERRAL OF PAYOUTS

Participants may elect to defer all or a portion of Performance Shares that may be earned and payable at the end of a Plan cycle as described in the Performance Share Deferred Compensation Plan. A deferral election must be made before the Plan cycle begins, using a form provided by the Company.


PLAN ADMINISTRATION

The Plan is administered by the Compensation Committee of the Board of Directors. The Committee has full power and authority to construe, interpret and administer the Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive and binding on all parties.

The Committee retains the right in its sole discretion to reduce any award which would otherwise be payable, unless there has been a Change in Control.

The Committee reserves the right to amend, modify, suspend or partially or completely terminate the Plan, unless there has been a Change in Control.


TAX INFORMATION

Generally, participants are not taxed on Performance Shares until the date on which they become entitled to a payout of their Performance Shares. Under current tax law, on the date participants become entitled to receive the shares following completion of a three-year performance cycle, the market value of the shares (net of any shares deferred) at that time is considered to be ordinary income and they will be taxed on that amount. If participants hold the shares and later sell them, any appreciation over the market value of the shares when they received them at the end of the three-year cycle will be taxed based on capital gains tax rules.



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EARNINGS FOR BENEFIT PURPOSES

Any income participants derive from Performance Share payouts will not be considered eligible earnings for Company or subsidiary pension plans, savings plans, profit sharing plans or any other benefit plans.


WITHHOLDING TAX INFORMATION

At the end of the three-year performance period, the number of actual BFGoodrich common shares participants will receive will be net of an amount of shares sufficient to satisfy any federal, state and local withholding tax requirements with which the Company must comply.

Participants should consult their tax advisor for a complete explanation of the tax impact of their participation in the Long-Term Incentive Plan.




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                                   1999 - 2001
                       BFGOODRICH LONG-TERM INCENTIVE PLAN

                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
             COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE
                             SECURITIES ACT OF 1933.


Name:


AWARD GRANT

You have been granted the following Long-Term Incentive Plan shares for the three-year performance period 1999 through 2001:

            ________ phantom Performance Shares

Grants are credited as phantom Performance Shares in a book account for you. Each phantom Performance Share will be equivalent to one share of BFGoodrich common stock.


PLAN GOALS

The number of phantom Performance Shares you earn will depend on the three-year performance of the total Company, as measured against specific Return on Equity
(ROE) targets. At the end of the three-year performance period, you will earn phantom Performance Shares based on the following schedule:


                             Total Company                   Percent Payout of
                                Three-Year                  Phantom Performance
                              Average ROE                      Share Account
                             -------------                  -------------------
                             Below  15.0%                             0%
         (Threshold)                15.0%                            50%
         (Target)                   16.0%                           100%
                                    17.0%                           150%
         (Maximum)                  18.0% and above                 200%



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(Note:  If performance for the three-year period is between the percentage attainment levels listed on this chart, your Performance Share award will be prorated accordingly. For example, an average ROE of 16.3% will pay out Performance Shares equal to 115.0% of the phantom Performance Share Account.)

For assessing performance against 1999 - 2001 Long-Term Incentive Plan goals, the Compensation Committee will use ROE as reported to shareholders with the following adjustments:

- Exclude the income and equity effect of extraordinary items, accounting principle changes and discontinued operations which are not included in the operating plan for 1999 (as such terms are defined under United States generally accepted accounting principles ("GAAP") as in effect from time to time). Accounting principle changes result from the adoption of GAAP different from GAAP at the start of the Plan year.

- Exclude the income and equity effect of nonrecurring items which are not included in the operating plan for 1999. Nonrecurring items are material events or transactions that are unusual in nature or occur infrequently.


OTHER IMPORTANT INFORMATION

- Grants will be credited as phantom Performance Shares in a book account for you. Each phantom Performance Share will be equivalent to one share of BFGoodrich common stock.

- Dividend equivalents will be accrued on all phantom Performance Shares in your account during the Plan cycle. Such dividend equivalents will be credited to your account in the form of additional phantom Performance Shares at the same time and in the same amount as actual dividend payments on BFGoodrich common stock.

- You will not earn any phantom Performance Shares if the Company's average ROE during the 1999 - 2001 period is below 15.0% (threshold performance).

- If threshold performance is achieved, the number of shares to be received free of further restrictions will range from 50% to 200% of your total phantom Performance Share account (including shares credited through dividend equivalents), based on attainment against goals set by the Compensation Committee.



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-    Payments from the Plan, if any, at the end of the Plan cycle, will be made in actual shares of BFG common stock, less the number of shares to satisfy applicable withholding taxes.

- New phantom Performance Share grants and performance targets are expected to be established for another three-year Plan period beginning in 2000.

- If you become totally disabled under the Company's Long-Term Disability Plan, or retire under the Company's Retirement Program for Salaried Employees during the Plan cycle, you will receive a pro rata payout at the end of the Plan cycle, based upon the time portion of the cycle during which you were employed. The actual payout will not occur until after the end of the three-year cycle, at which time the financial performance for the entire three-year cycle will be used to determine the size of the award in that event.

- If you die during a Plan cycle, you will receive a pro rata payout of your account, based upon financial results calculated for the portion of the cycle through the end of the fiscal quarter following your death.

- If you terminate employment prior to the end of the Plan cycle for reasons other than death, disability or retirement, you will forfeit all Performance Shares.

- The Compensation Committee of the Board of Directors retains the right in its sole discretion to reduce any award which would otherwise be payable, unless there has been a Change in Control, as defined in the Stock Option Plan.

- Any income you derive from a payout of Performance Shares will not be considered eligible earnings for Company or subsidiary pension plans, savings plans, profit sharing plans or other benefit plans.


FOR MORE INFORMATION

If you have questions about the Long-Term Incentive Plan or need additional information, contact Gary Habegger at (330) 659-7855.



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